Exhibit 10-P-10

World Headquarters, Room 538 One American Road Dearborn, MI 48126-2798
[Date]

Dear [Name],

In recognition of Company and individual performance in [Year], and in anticipation of your continued leadership and ongoing efforts in [Year], the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

[Year] Performance-Based Restricted Stock Units (performance-based-RSU), time-base Restricted Stock Units (RSUs), [and Stock Options] – Annual Grant
The total value of your [Year] stock-based award is delivered through __% performance-based RSUs and __% time-based RSUs, [and __% stock options]:

Total value:

Performance-based RSU value:              [ ]
Number of Performance-based RSUs*:         [ ]

Time-based RSUs Value:                [ ]
Number of Time-based RSUs                [ ]

Stock option value:                     [ ]
Number of stock options:                 [ ]

The number of performance-based RSUs and time-based RSUs stock options is based on the FMV of [ ] and Black-Scholes value of [ ] on [Date of Grant] truncated to the nearest whole share.

The performance-based RSU grant has a maximum opportunity of 200% of the amount specified above and has a [one/two/three-]year performance period, after which the Compensation Committee will determine the final award based on performance-to-objective on the following metrics:

•	[Describe applicable metrics]

[You will receive the value of dividends paid on Common Stock as if, on each record date during the performance period beginning with the grant date of such performance-based RSU, you had been a holder of record of a number of shares of Common Stock equal to the number of performance-based RSUs specified above (“dividend equivalents”). Such dividend equivalents shall accrue as additional Restricted Stock Units (“Additional RSUs”), equal in number to (x) divided by (y), where (x) equals the number of performance-based RSUs specified above plus any previously accrued Additional Restricted Stock Units on such record date multiplied by the cash dividend paid per share of Common Stock, and (y) equals the Fair Market Value of a share of Common Stock on the dividend payment date of the related Common Stock dividend. Such Additional RSUs will be paid in shares of Common Stock on the final award date of the related performance-based RSU in an amount equal to the number of Additional RSUs (any fractional Additional RSU resulting from such dividend equivalent calculations will be disregarded) multiplied by the performance factor of the related performance-based RSU, less such number of shares of Common Stock required to satisfy payment of applicable taxes, including federal, state or local withholding taxes. Any shares of Stock so paid shall be treated as final awards, subject to the terms and conditions of the Plan.]

The final award will be [unrestricted shares of Ford Common Stock] [RSUs restricted for [one/two/three- years]. As soon as practicable on [or after the final award date specified by the Compensation Committee] [after the restriction lapses], you will be issued shares of Ford Common Stock, less shares withheld to cover any tax liability on the value of the grant.

All stock-based awards, including dividend equivalents, are subject to the terms of Long-Term Incentive Plan. Additional information regarding all of your stock-based awards is available on HR ONLINE. If you have further questions regarding your awards, please contact [Name] at [Phone Number].

Thank you for all your efforts and continued leadership.

*The Compensation Committee of the Board of Directors adopted a recoupment policy that applies to: (i) awards paid in the current and future years pursuant to the Annual Incentive Compensation Plan and (ii) Final Awards of Common Stock or Time-Based Restricted Stock Units for Performance-Based Restricted Stock Units in the current performance period and future performance periods (the “Awards”). The Awards will be subject to recoupment by the Company from an officer under the following circumstances: (i) the Company issues a material restatement of its financial statements and such restatement was caused by such officer’s intentional misconduct; (ii) such officer was found to be in violation of non-compete provisions of any plan or agreement; (iii) such officer has committed ethical or criminal violations; or (iv) as otherwise required by law, rule, or regulation. The Compensation Committee will consider all relevant factors and exercise business judgment in determining any appropriate amounts to recoup up to 100% of any Awards.

In the event of a change-in-control of the Company, any outstanding Performance-Based Restricted Stock Unit whose grant date is at least six months prior to the date of the change-in-control, will convert to Time-Based Restricted Stock Units in proportion to the performance-to-metrics as of the date of the change-in-control as determined by the Compensation Committee of the Board of Directors in its sole discretion. Such Time-Based Restricted Stock Units will be subject to the Terms and Conditions of the Final Award of Performance-Based Restricted Stock Unit Agreements then in effect.